Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2014 Second Quarter Results

•                  Consolidated net sales of $919.5 million, up 2.4%

•                  Same store sales growth of 1.0%

•                  Gross margin expansion of 10 bps to reach 49.6%

•                  2Q14 GAAP net earnings of $58.5 million; 2Q14 Adjusted net earnings of $59.2 million

•                  2Q14 GAAP EPS of $0.35; 2Q14 Adjusted EPS of $0.36

DENTON, Texas, May 1, 2014 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2014 second quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Overall performance was solid with positive consolidated same store sales growth of 1%, sales growth of 2.4% and 10 bps of gross margin expansion” stated Gary Winterhalter, Chairman, President and Chief Executive Officer. “Extremely unfavorable weather in the U.S. resulted in 5,426 store days closed in the fiscal 2014 second quarter versus 1,328 in the prior year, resulting in lower traffic and sales growth in the U.S. Sally and CosmoProf stores.  The good news is that we saw positive traffic performance in the regions that were not materially impacted by store closures which gives me confidence that we are on the right track to improve retail traffic in the Sally U.S. stores.”

FISCAL 2014 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2014 second quarter, consolidated net sales were $919.5 million, an increase of 2.4% from the fiscal 2013 second quarter.  Fiscal 2014 second quarter sales increase is attributed to the addition of new stores and growth in same store sales.  The impact from changes in foreign currency exchange rates in the fiscal 2014 second quarter was not material.  Consolidated same store sales in the fiscal 2014 second quarter increased by 1.0% compared to a decline of 0.8% in the fiscal 2013 second quarter.  Fiscal 2014 second quarter sales performance in both business segments in the U.S. were negatively impacted by lower traffic driven primarily by unfavorable weather.

Gross Profit:  Consolidated gross profit for the fiscal 2014 second quarter was $456.4 million, an increase of 2.7% over gross profit of $444.5 million for the fiscal 2013 second quarter.  Gross profit as a percent of sales was 49.6%, a 10 basis point improvement from the fiscal 2013 second quarter.

Consolidated gross profit margin expansion for fiscal year 2014 is now expected to be in the range of 20 basis points to 30 basis points versus previous expectations of 30 basis points to 40 basis points.

Selling, General and Administrative Expenses:  For the fiscal 2014 second quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $312.8 million, or 34.0% of sales, a 70 basis point increase from the fiscal 2013 second quarter metric of 33.3% of sales and total SG&A expenses of $299.4 million.

Fiscal 2014 second quarter SG&A expenses increased 4.5% or $13.4 million in part due to expenses associated with the opening of new stores such as rent, occupancy, and payroll expenses.  Also included in the fiscal 2014 second quarter SG&A expenses is a $1.1 million charge related to the previously-disclosed data security incident (excluded from adjusted net earnings, see Schedule C), higher corporate expenses associated with our self-funded employee healthcare benefits program in the U.S. and investments in new business development, including entry into South American countries and start-up costs associated with Beauty Systems Groups ecommerce platform, LoxaBeauty.com.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2014 second quarter was $29.3 million, up $2.5 million from the fiscal 2013 second quarter interest expense of $26.8 million.

Provision for Income Taxes:  Income taxes were $36.3 million for the fiscal 2014 second quarter versus $36.2 million in the fiscal 2013 second quarter.  The Company’s effective tax rate in the fiscal 2014 second quarter was 38.3% versus 35.8% in the fiscal 2013 second quarter.

Net Earnings and Diluted Net Earnings per Share (EPS):  For the fiscal 2014 second quarter, GAAP net earnings were down 9.9% to $58.5 million, or $0.35 per diluted earnings per share, from net earnings of $64.9 million, or $0.36 per diluted earnings per share in the year ago quarter.  Adjusted net earnings for the fiscal 2014 second quarter were down 8.8% to $59.2 million or $0.36 per diluted earnings per share from net earnings of $64.9 million, or $0.36 per diluted earnings per share, in the year ago quarter.  Adjusted net earnings for the fiscal 2014 second quarter excludes a $0.7 million charge, net of tax, related to expenses associated with the previously-disclosed data security incident.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2014 second quarter was $148.0 million, a decrease of 0.3% from $148.4 million in the fiscal 2014 second quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2014, were $202.5 million.  The Company ended the fiscal 2014 second quarter with a zero balance outstanding on its asset-based loan (ABL) revolving credit facility.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of March 31, 2014.

For the first six months of fiscal 2014, the Company’s capital expenditures totaled $30.4 million.  Capital expenditures for the fiscal year 2014 are projected to be in the range of $85 million to $90 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $242.7 million to $715.8 million at March 31, 2014 compared to $473.2 million at September 30, 2013. The ratio of current assets to current liabilities was 2.55 to 1.00 at March 31, 2014 compared to 1.87 to 1.00 at September 30, 2013.

Inventory as of March 31, 2014 was $819.8 million, an increase of $67.0 million or growth of 8.9% from March 31, 2013 inventory.  This increase is primarily due to sales growth from existing stores, additional inventory from new store openings, the introduction of new brands and additional inventory for the 50th anniversary event in the Sally U.S. business.

During the three months ended March 31, 2014, the Company repurchased (and subsequently retired) a total of 2.1 million shares of its common stock at an aggregate cost of $59.5 million.  As of March 31, 2014, the Company had approximately $331.0 million remaining under the $700 million authorization announced on March 5. 2013.

Business Segment Results:

Sally Beauty Supply

Fiscal 2014 Second Quarter Results for Sally Beauty Supply

•                  Sales of $569.6 million, up 2.5% from $556.0 million in the fiscal 2013 second quarter.  Sales growth is attributed to net new store openings, same store sales growth and a favorable impact from changes in foreign currency exchange rates of $2.5 million.

•                  Same store sales improved by 0.5% when compared to a decline of 1.6% in the fiscal 2013 second quarter.  Same store sales growth in the fiscal 2014 second quarter was negatively impacted by lower traffic driven primarily by unfavorable weather.

•                  Gross margin of 54.8%, a 30 basis point improvement from 54.5% in the fiscal 2013 second quarter.

•                  SG&A as a percent of sales was 34.6%, a 70 basis point increase from fiscal 2013 second quarter metric of 33.9%.

•                  Segment earnings of $105.5 million, down 0.5% from $106.0 million in the fiscal 2013 second quarter.

•                  Segment operating margins were 18.5% of sales, a decline of 60 bps from 19.1% in the fiscal 2013 second quarter.

•                  Net store base increased by 120 over the fiscal 2013 second quarter for a total store count of 3,477.

Sales growth in the fiscal 2014 second quarter is attributed to net new store openings, same store sales growth and the favorable impact of foreign currency exchange.  Unfavorable weather in the U.S. led to 4,223 store day closures versus 1,040 store day closures in the prior year quarter which had a negative impact on traffic and consequently sales growth.  Gross profit margin expansion of 30 basis points resulted from a shift in product mix as well as lower distribution expenses in some of the segment’s international operations.  Segment operating earnings and margin were negatively impacted by higher depreciation expense and higher SG&A expenses including investments to enter new countries in South America.

Beauty Systems Group

Fiscal 2014 Second Quarter Results for Beauty Systems Group

•                  Sales of $349.9 million, up 2.2% from $342.3 million in the fiscal 2013 second quarter.  Sales growth is attributed to net new store openings and same store sales growth and was partially offset by the unfavorable impact from changes in foreign currency exchange rates of $2.4 million.

•                  Same store sales growth of 2.2% versus growth of 1.3% in the fiscal 2013 second quarter. Same store sales growth in the fiscal 2014 second quarter was negatively impacted by lower traffic driven primarily by unfavorable weather.

•                  Gross margin of 41.2%, a 10 basis point decline from 41.3% in the fiscal 2013 second quarter.

•                  SG&A as a percent of sales was 24.7%, a 30 basis point improvement from fiscal 2013 second quarter metric of 25.0%.

•                  Segment earnings of $50.9 million, up 2.1% from $49.8 million in the fiscal 2013 second quarter.

•                  Segment operating margins were 14.5% of sales, a decline of 10 basis points from 14.6% of sales in the fiscal 2013 second quarter.

•                  Net store count was 1,254, an increase of 53 stores over the fiscal 2013 second quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2014 second quarter were 993 versus 994 at the end of the fiscal 2013 second quarter.

Sales growth in the fiscal 2014 second quarter was driven by same store sales growth and net new stores, but partially offset by the unfavorable impact of foreign currency exchange rates.  Unfavorable weather in the U.S. led to 1,203 store day closures versus 288 store day closures in the prior year quarter which had a negative impact on traffic and consequently sales growth.

(1)A detailed table reconciling 2013 and 2014 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1951 (International:  612-234-9960).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) May 1, 2014 through May 15, 2014 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 325161.  Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.6 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offers up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers or third-party distributors; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise-based business; the success of our e-commerce business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others; conducting business outside the United States; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’ or employees’ personal information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management attention required to investigate and remediate a data security breach; the ultimate determination of the extent or scope of the potential liabilities relating to our recent data security incident; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2013. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2014	2013	% CHG	2014	2013	% CHG

Net sales	$919,471	$898,239	2.4%	$1,859,935	$1,803,680	3.1%
Cost of products sold and distribution expenses	463,075	453,785	2.0%	943,013	914,858	3.1%
Gross profit	456,396	444,454	2.7%	916,922	888,822	3.2%
Selling, general and administrative expenses (1)(2)	312,813	299,370	4.5%	632,291	605,059	4.5%
Depreciation and amortization	19,495	17,247	13.0%	38,750	34,055	13.8%

Operating earnings	124,088	127,837	-2.9%	245,881	249,708	-1.5%
Interest expense	29,258	26,779	9.3%	57,747	53,503	7.9%
Earnings before provision for income taxes	94,830	101,058	-6.2%	188,134	196,205	-4.1%
Provision for income taxes	36,338	36,169	0.5%	71,647	72,332	-0.9%
Net earnings	$58,492	$64,889	-9.9%	$116,487	$123,873	-6.0%

Earnings per share:
Basic	$0.36	$0.37	-2.7%	$0.71	$0.70	1.4%
Diluted	$0.35	$0.36	-2.8%	$0.70	$0.69	1.4%

Weighted average shares:
Basic	162,535	173,461		163,075	175,930
Diluted	166,140	178,389		166,637	180,743

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.8%	54.5%	30	54.6%	54.5%	10
BSG Segment Gross Profit Margin	41.2%	41.3%	(10)	40.9%	40.9%	0
Consolidated Gross Profit Margin	49.6%	49.5%	10	49.3%	49.3%	0
Selling, general and administrative expenses	34.0%	33.3%	70	34.0%	33.5%	50
Consolidated Operating Profit Margin	13.5%	14.2%	(70)	13.2%	13.8%	(60)
Net Earnings Margin	6.4%	7.2%	(80)	6.3%	6.9%	(60)

Effective Tax Rate	38.3%	35.8%	250	38.1%	36.9%	120

(1)         Selling, general and administrative expenses include share-based compensation of $3.3 million for both the three months ended March 31, 2014 and 2013; and, for the six months ended March 31, 2014 and 2013, $11.8 million and $12.3 million, respectively.

(2)         For the three and six months ended March 31, 2014, selling, general and administrative expenses include a charge of $1.1 million in connection with expenses related to the Data Security Incident disclosed in March 2014.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2014	2013	% CHG	2014	2013	% CHG
Net sales:
Sally Beauty Supply	$569,618	$555,977	2.5%	$1,142,973	$1,114,793	2.5%
Beauty Systems Group	349,853	342,262	2.2%	716,962	688,887	4.1%
Total net sales	$919,471	$898,239	2.4%	$1,859,935	$1,803,680	3.1%

Operating earnings:
Sally Beauty Supply	$105,474	$105,956	-0.5%	$209,017	$212,043	-1.4%
Beauty Systems Group	50,882	49,821	2.1%	105,717	98,573	7.2%
Segment operating earnings	$156,356	$155,777	0.4%	$314,734	$310,616	1.3%

Unallocated corporate expenses (1)	(29,000)	(24,678)	17.5%	(57,063)	(48,595)	17.4%
Share-based compensation	(3,268)	(3,262)	0.2%	(11,790)	(12,313)	-4.2%
Interest expense	(29,258)	(26,779)	9.3%	(57,747)	(53,503)	7.9%
Earnings before provision for income taxes	$94,830	$101,058	-6.2%	$188,134	$196,205	-4.1%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	18.5%	19.1%	(60)	18.3%	19.0%	(70)
Beauty Systems Group	14.5%	14.6%	(10)	14.7%	14.3%	40
Consolidated operating profit margin	13.5%	14.2%	(70)	13.2%	13.8%	(60)

(1)     Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2014	2013	% CHG	2014	2013	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$58,492	$64,889	-9.9%	$116,487	$123,873	-6.0%
Add:
Depreciation and amortization	19,495	17,247	13.0%	38,750	34,055	13.8%
Share-based compensation (1)	3,268	3,262	0.2%	11,790	12,313	-4.2%
Loss from security breach incident (2)	1,110	—	100.0%	1,110	—	100.0%
Interest expense	29,258	26,779	9.3%	57,747	53,503	7.9%
Provision for income taxes	36,338	36,169	0.5%	71,647	72,332	-0.9%
Adjusted EBITDA (Non-GAAP)	$147,961	$148,346	-0.3%	$297,531	$296,076	0.5%

Net earnings (per GAAP)	$58,492	$64,889		$116,487	$123,873
Add (Less):
Loss from security breach incident (2)	1,110	—		1,110	—
Tax provision for the adjustment to net earnings (3)	(433)	—		(433)	—
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$59,169	$64,889	-8.8%	$117,164	$123,873	-5.4%

Adjusted earnings per share (Non-GAAP):
Basic	$0.36	$0.37	-2.7%	$0.72	$0.70	2.9%
Diluted	$0.36	$0.36	0.0%	$0.70	$0.69	1.4%

Weighted average shares:
Basic	162,535	173,461		163,075	175,930
Diluted	166,140	178,389		166,637	180,743

(1)   For the six months ended March 31, 2014 and 2013, share-based compensation includes $5.3 million and $5.9 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)   For the three and six months ended March 31, 2014, selling, general and administrative expenses include a charge of $1.1 million in connection with expenses related to the Data Security Incident disclosed in March 2014.

(3)   The tax provision for the adjustment to net earnings was calculated using an estimated effective tax rate of 39.0%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2014	2013	CHG

Number of retail stores (end of period):

Sally Beauty Supply:
Company-operated stores	3,456	3,331	125
Franchise stores	21	26	(5)
Total Sally Beauty Supply	3,477	3,357	120

Beauty Systems Group:
Company-operated stores	1,095	1,042	53
Franchise stores	159	159	—
Total Beauty System Group	1,254	1,201	53
Total	4,731	4,558	173

BSG distributor sales consultants (end of period) (1)	993	994	(1)

	2014	2013	Basis Pt Chg
Second quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	0.5%	-1.6%	210
Beauty Systems Group	2.2%	1.3%	90
Consolidated	1.0%	-0.8%	180

			Basis Pt Chg
Six months ended March 31 company-operated same store sales growth (2)
Sally Beauty Supply	0.7%	0.0%	70
Beauty Systems Group	3.7%	3.4%	30
Consolidated	1.6%	1.0%	60

(1) Includes 334 and 320 distributor sales consultants as reported by our franchisees at March 31, 2014 and 2013, respectively.

(2)   For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	March 31, 2014	September 30, 2013
Financial condition information (at period end):
Working capital	$715,814	$473,164
Cash and cash equivalents	202,451	47,115
Property and equipment, net	229,188	229,540
Total assets	2,106,025	1,950,086
Total debt, including capital leases	1,813,510	1,690,703
Total stockholders’ (deficit) equity	$(268,827)	$(303,479)

	As of
	March 31, 2014	Interest Rates

Debt position excluding capital leases (at period end):

Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%

Senior notes due 2019	750,000	6.875%

Senior notes due 2022 (1)	857,915	5.750%

Senior notes due 2023	200,000	5.500%

Other (2)	720	4.93% to 5.79%

Total debt	$1,808,635

Debt maturities, excluding capital leases
Twelve months ending March 31,
2015	$690
2016	30
2017-2019	—
Thereafter (1)	1,807,915
Total debt	$1,808,635

(1)   Amount, at March 31, 2014, includes unamortized premium of $7.9 million related to notes in an aggregate principal amount of $150.0 million issued in September 2012. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2) Represents pre-acquisition debt of businesses acquired.